News For Release: 8:45 a.m. ET July 23, 2008	General Motors Corporation	GM Communications Detroit, Mich., USA media.gm.com

                                                                                                                                                      Exhibit 99.1

GM Announces Second Quarter Global Sales of

More Than 2.28 Million Vehicles, Setting Records

in Three of Four Regions

•	Total overseas sales grow 10 percent
•	Cadillac’s overseas sales up 14 percent
•	Chevrolet posts strong growth in emerging markets, overseas sales up 19 percent
•	GM remains on track to post fourth straight year of 9 million global sales

DETROIT – Record-setting sales performance in GM’s Latin America, Africa and Middle East, Asia Pacific and Europe regions during the second quarter of 2008 helped General Motors sell more than 2.28 million vehicles globally during the second quarter 2008. GM sales outside of its North America region grew 10 percent (up 116,000 vehicles). Compared to second quarter 2007, GM’s total sales were down 5 percent, reflecting continuing economic pressures and labor disruptions in the U.S. market, which pushed North America sales down 20 percent (236,000 vehicles).

GM sold 4.54 million vehicles in the first half of 2008, keeping it on track to exceed nine million vehicles for the fourth consecutive year. Sales outside of North America grew by 209,000 vehicles during the same period. On a year-over-year basis, GM total global sales were down 3 percent for the first six months of 2008.

GM Continues Growth in Emerging Markets

“Our sales performance around the world shows that we are moving quickly to respond to new market opportunities around the globe and are meeting customer needs with fuel-efficient products that offer compelling design and great value,” Jonathan Browning, vice president, global sales, service and marketing, said today. “Our global sales performance during the second quarter was fueled by Chevrolet globally and Wuling and GM Daewoo regionally.”

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Chevrolet sales in Asia Pacific, the industry’s second-largest region, grew 27 percent compared with the second quarter a year ago. Chevrolet sales in China (up 33 percent) and India (up 9 percent) powered much of this growth. The Chevrolet brand was recently introduced in Vietnam, a new market with strong growth. The Wuling brand continued strong growth in China with sales up 35 percent in the second quarter compared to the same period a year ago. The Buick LaCrosse ECO-hybrid, made by GM’s flagship venture Shanghai General Motors, has just begun sales in China and is expected to be the first mass-produced hybrid sedan in China’s mid and above market segment.

In the Latin America, Africa and Middle East region – a traditional Chevrolet stronghold – sales grew 18 percent compared with the second quarter 2007. Chevrolet accounted for nearly 90 percent of the region’s second quarter sales.

Chevrolet sales in Europe also contributed to the brand’s solid second-quarter results, growing 19 percent. Chevrolet is seeing strong growth in emerging markets including Eastern Europe. For the first half of the year, in Russia, Opel sales increased by 96 percent while Saab increased 81 percent and Chevrolet was up 49 percent. Also in Russia, Cadillac saw a 51 percent increase in first half sales and Hummer was up 21 percent compared with a year ago.

Chevrolet sales in North America were down 16.5 percent; however, GM is adding production capacity to satisfy the strong demand for the all-new Malibu sedan.

Sales of Cadillac outside of the United States grew 14 percent in the second quarter, supported by strong growth of the brand in Latin America, Africa and Middle East (up 28 percent), Asia Pacific (up 11 percent) and Europe (up 7 percent). Cadillac expects a further boost to global sales with the recently announced CTS coupe and restyled SRX crossover vehicle. In North America, Cadillac sales declined about 8,000 vehicles, largely due to pressure in the luxury SUV market.

Note: Global sales results are based on preliminary numbers reported and have been rounded.

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General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the annual global industry sales leader for 77 years. Founded in 1908, GM today employs about 266,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 35 countries. In 2007, nearly 9.37 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com

Note: GM sales and production results are available on GM Media OnLine at http://media.gm.com by clicking on News, then Sales/Production. In this press release and related comments by General Motors management, we use words like “expect,” “anticipate,” “estimate,” “forecast,” “objective,” “plan,” “goal” and similar expressions to identify forward-looking statements, representing our current judgment about possible future events. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: market acceptance of our products; shortages of and price increases for fuel; significant changes in the competitive environment and the effect of competition on our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; and changes in general economic conditions. GM’s most recent annual report on Form 10-K and quarterly report on Form 10-Q provide information about these factors, which may be revised or supplemented in future reports to the SEC on Form 10-Q or 8-K.

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Contact:

Susan Garontakos

GM Sales & Marketing Communications

313-667-2702 (office)

313-268-6896 (mobile)

susan.garontakos@gm.com

General Motors Corporation
Global Vehicle Sales[1]
	Q2			CYTD
	2008	2007	% Chg	2008	2007	% Chg
GMNA
Chevrolet	581,859	696,498	-16.5	1,150,404	1,339,347	-14.1
GMC	108,474	153,653	-29.4	227,314	280,081	-18.8
Pontiac	116,481	136,232	-14.5	216,667	239,814	-9.7
Saturn	59,276	78,089	-24.1	111,102	139,964	-20.6
Cadillac	45,129	53,572	-15.8	94,043	102,962	-8.7
Buick	39,312	52,739	-25.5	80,757	98,877	-18.3
HUMMER	6,741	14,841	-54.6	17,297	28,597	-39.5
Saab	6,127	10,445	-41.3	12,925	18,377	-29.7
Opel/Vauxhall	530	515	2.9	918	1,039	-11.6
Other	0	3,710	0	0	6,733	0

Total	963,929	1,200,294	-19.7	1,911,427	2,255,791	-15.3

GME
Opel/Vauxhall	430,280	434,484	-1.0	848,308	862,764	-1.7
Chevrolet	137,359	115,439	19.0	268,867	216,712	24.1
Saab	19,837	23,091	-14.1	39,418	45,310	-13.0
Cadillac	1,299	1,209	7.4	2,595	2,343	10.8
HUMMER	589	576	2.3	1,325	1,024	29.4
Other	336	255	31.8	422	643	-34.4

Total	589,700	575,054	2.5	1,160,935	1,128,796	2.8

GMLAAM
Chevrolet	308,379	262,272	17.6	597,567	501,486	19.2
Opel/Vauxhall	10,973	12,254	-10.5	22,104	24,958	-11.4
GMC	12,142	9,027	34.5	22,906	16,644	37.6
Cadillac	1,244	969	28.4	2,629	1,822	44.3
HUMMER	1,035	757	36.7	2,200	1,695	29.8
Buick	167	231	-27.7	428	543	-21.2
Saab	105	116	-9.5	236	244	-3.3
Other	12,040	8,325	44.6	22,067	17,024	29.6

Total	346,085	293,951	17.7	670,137	564,416	18.7

GMAP
Wuling[2]	156,921	115,774	35.5	329,842	279,719	17.9
Chevrolet	82,129	64,884	26.6	168,926	126,596	33.4
Buick	65,844	74,900	-12.1	146,539	157,498	-7.0
Holden	35,528	41,091	-13.5	72,324	81,941	-11.7
Daewoo	41,582	36,071	15.3	71,208	70,723	0.7
Cadillac	2,165	1,943	11.4	3,980	3,966	0.4
Saab	981	1,050	-6.6	1,841	2,058	-10.5
Opel/Vauxhall	1,151	1,752	-34.3	1,755	2,958	-40.7
HUMMER	439	104	322.1	1,027	250	310.8
Other	240	193	24.4	468	413	13.3

Total	386,980	337,762	14.6	797,910	726,122	9.9

GLOBAL
Chevrolet	1,109,726	1,139,093	-2.6	2,185,764	2,184,141	0.1
Opel/Vauxhall	442,934	449,005	-1.4	873,085	891,719	-2.1

Wuling	156,921	115,774	35.5	329,842	279,719	17.9
GMC	120,616	162,680	-25.9	250,220	296,725	-15.7
Buick	105,323	127,870	-17.6	227,724	256,918	-11.4
Pontiac	116,481	136,232	-14.5	216,667	239,814	-9.7
Cadillac	49,837	57,693	-13.6	103,247	111,093	-7.1
Saturn	59,276	78,089	-24.1	111,102	139,964	-20.6
Holden	35,528	41,091	-13.5	72,324	81,941	-11.7
Daewoo	41,582	36,071	15.3	71,208	70,723	0.7
Saab	27,050	34,702	-22.1	54,420	65,989	-17.5
HUMMER	8,804	16,278	-45.9	21,849	31,566	-30.8
Other	12,616	12,483	1.1	22,957	24,813	-7.5

Total	2,286,694	2,407,061	-5.0	4,540,409	4,675,125	-2.9

Notes:

(1)	Quarterly sales data is preliminary and subject to change
(2)	We own 34% of SGMW and under the joint venture agreement have significant rights as a member as well as the contractual right to report SGMW global sales in China as part of our global market share.